Exhibit 3(bb)

State of Delaware

Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “STRATOS FINANCIAL, LLC”, FILED IN THIS OFFICE ON THE THIRD DAY OF APRIL, A.D. 2000, AT 9 O’ CLOCK A.M.

	/s/ Edward J. Freel

	Edward J. Freel, Secretary of State

3205485 8100	AUTHENTICATION:	0356762

001167695	DATE:	04-03-00

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/03/2000
001167695 — 3205485
CERTIFICATE OF FORMATION
OF
STRATOS FINANCIAL, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Stratos Financial, LLC
     SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

Executed on April 3, 2000.

/s/ Alfred M. Mamlet Alfred M Mamlet, Authorized Person